Exhibit 99.2

Zymeworks Announces Election of Directors and Voting Results from Shareholder Meeting

Vancouver, Canada (May 6, 2021) – Zymeworks Inc. (NYSE: ZYME), a clinical-stage biopharmaceutical company developing multifunctional biotherapeutics, is pleased to announce the detailed voting results on the items of business considered at its Annual General Meeting of Shareholders held on May 5, 2021 (the “Meeting”).

Shareholder Voting Results

The Shareholders voted on the following matters at this year’s Meeting.

Proposal 1 – Election of Directors

The nominees listed in Zymeworks’ proxy statement dated March 23, 2021 (the “Proxy Statement”) were elected as Directors of the Company. Detailed results of the votes are set out below:

Proposal 1	Outcome of the Vote	Votes by Ballot
Election of Directors		Votes For	Votes Withheld
Susan Mahony	Carried	19,286,855 (71.48%)	7,695,418 (28.52%)
Kelvin Neu	Carried	19,377,998 (71.82%)	7,604,275 (28.18%)
Ali Tehrani	Carried	19,375,651 (71.81%)	7,606,622 (28.19%)

Proposal 2 – Advisory Vote on Executive Compensation

The Shareholders approved, on an advisory basis, the compensation of the Company’s named executive officers. Detailed results of the votes are set out below:

Proposal 2	Outcome of the Vote	Votes by Ballot
		Votes For	Votes Against	Votes Abstaining
Advisory Vote on Executive Compensation	Carried	24,095,093 (89.30%)	2,607,651 (9.66%)	279,529 (1.04%)

Proposal 3 – Appointment of Auditors

The vote was carried for the appointment of the Auditors, KPMG LLP. Detailed results of the votes are set out below:

Proposal 3	Outcome of the Vote	Votes by Ballot
		Votes For	Votes Withheld
Appointment of KPMG LLP	Carried	28,930,162 (98.99%)	296,499 (1.01%)

Full details of all proposals are fully described in the Proxy Statement available on the Company’s profile on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov, and the detailed results of voting on each proposal are included in the Report of Voting Results filed on SEDAR and on EDGAR.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the development of next-generation multifunctional biotherapeutics. Zymeworks’ suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, zanidatamab (ZW25), is a novel Azymetric™ bispecific antibody which has been granted Breakthrough Therapy designation by the FDA and is currently enrolling in a pivotal clinical trial for refractory HER2-amplified biliary tract cancer (HERIZON-BTC-01) as well as several Phase 2 clinical trials for HER2-expressing gastroesophageal and breast cancers. Zymeworks’ second clinical candidate, ZW49, is a novel bispecific HER2-targeting antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of zanidatamab with Zymeworks’ proprietary ZymeLink™ linker and cytotoxin. Zymeworks is also advancing a deep preclinical pipeline in oncology (including immuno-oncology agents) and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through strategic partnerships with nine biopharmaceutical companies. For more information, visit www.zymeworks.com.

Contacts:

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

Jack Spinks

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Mary Klem

(604) 678-1388

media@zymeworks.com